Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HOME banCORP, inc.

AND

ST. MARTIN bancshares, inc.

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1

1.1.	Certain Definitions	1

ARTICLE II THE MERGER		9

2.1.	Merger	9

2.2.	Effective Time	9

2.3.	Articles of Incorporation and Bylaws	9

2.4.	Directors and Officers of Parent and the Surviving Corporation	9

2.5.	Effects of the Merger	10

2.6.	Tax Consequences	10

2.7.	Possible Alternative Structures	10

2.8.	Absence of Control	10

2.9.	Bank Merger	10

ARTICLE III CONVERSION OF SHARES		11

3.1.	Conversion of Company Common Stock; Merger Consideration	11

3.2.	Procedures for Exchange of Company Common Stock	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		15

4.1.	Organization	15

4.2.	Capitalization	16

4.3.	Authority; No Violation	16

4.4.	Consents	17

4.5.	Reports, Regulatory Matters, Financial Statements	17

4.6.	Taxes	19

4.7.	No Material Adverse Effect	21

4.8.	Material Contracts; Leases; Defaults	22

4.9.	Ownership of Property; Insurance Coverage	23

4.10.	Legal Proceedings	24

4.11.	Compliance With Applicable Law	24

4.12.	Employee Benefit Plans	26

4.13.	Brokers, Finders and Financial Advisors	28

4.14.	Environmental Matters	28

4.15.	Loan Portfolio	29

4.16.	Related Party Transactions	30

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4.17.	Deposits	30

4.18.	Required Vote	30

4.19.	Risk Management Instruments	30

4.20.	Intellectual Property	31

4.21.	Labor Matters	31

4.22.	Company Information Supplied	31

4.23.	Investment Securities and Commodities	32

4.24.	Trust Accounts	32

4.25.	Registration Obligations	32

4.26.	Fairness Opinion	32

4.27.	No Other Representations or Warranties	32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		33

5.1.	Organization	33

5.2.	Capitalization	33

5.3.	Authority; No Violation	34

5.4.	Consents	35

5.5.	Financial Statements	35

5.6.	Taxes	37

5.7.	No Material Adverse Effect	37

5.8.	Ownership of Property; Insurance Coverage	38

5.9.	Legal Proceedings	38

5.10.	Compliance With Applicable Law	38

5.11.	Employee Benefit Plans	39

5.12.	Environmental Matters	41

5.13.	Securities Documents	41

5.14.	Brokers, Finders and Financial Advisors	41

5.15.	Parent Common Stock	42

5.16.	Parent Information Supplied	42

5.17.	Loan Portfolio	42

5.18.	Investment Securities and Commodities	42

5.19.	Related Party Transactions	43

5.20.	Required Vote	43

5.21.	Risk Management Instruments	43

5.22.	Intellectual Property	44

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5.23.	Labor Matters	44

5.24.	Fairness Opinion	44

5.25.	No Other Representations or Warranties	45

ARTICLE VI COVENANTS OF THE COMPANY		45

6.1.	Conduct of Business	45

6.2.	Current Information and Cooperation	48

6.3.	Access to Properties and Records	49

6.4.	Financial and Other Statements	49

6.5.	Maintenance of Insurance	50

6.6.	Disclosure Supplements	50

6.7.	Consents and Approvals of Third Parties	50

6.8.	Failure to Fulfill Conditions	50

6.9.	Reasonable Best Efforts	50

6.10.	No Solicitation	51

6.11.	Merger-Related Costs	53

6.12.	401(k) Plan; Other Benefit Plans	53

6.13.	Anti-takeover Provisions	54

6.14.	Shareholder Litigation	55

6.15.	Subsidiaries	55

6.16.	Trust Accounts	55

ARTICLE VII COVENANTS OF PARENT		55

7.1.	Conduct of Business	55

7.2.	Current Information	55

7.3.	Financial and Other Statements	56

7.4.	Disclosure Supplements	56

7.5.	Consents and Approvals of Third Parties	56

7.6.	Reasonable Best Efforts	56

7.7.	Failure to Fulfill Conditions	56

7.8.	Employee Benefits	57

7.9.	Directors and Officers Indemnification and Insurance	59

7.10.	Stock Listing	60

7.11.	Stock Reserve	60

7.12.	Adverse Actions	60

7.13.	Parent and Parent Bank Board of Directors	60

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7.14.	Access to Properties and Records	60

ARTICLE VIII REGULATORY AND OTHER MATTERS		61

8.1.	Shareholder Meetings	61

8.2.	Joint Proxy Statement-Prospectus	62

8.3.	Regulatory Approvals	62

ARTICLE IX CLOSING CONDITIONS		63

9.1.	Conditions to Each Party’s Obligations under this Agreement	63

9.2.	Conditions to the Obligations of Parent under this Agreement	64

9.3.	Conditions to the Obligations of the Company under this Agreement	64

ARTICLE X THE CLOSING		65

10.1.	Time and Place	65

10.2.	Deliveries at the Pre-Closing and the Closing	65

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		65

11.1.	Termination	65

11.2.	Effect of Termination	67

11.3.	Amendment, Extension and Waiver	68

ARTICLE XII MISCELLANEOUS		68

12.1.	Confidentiality	68

12.2.	Public Announcements	68

12.3.	Survival	69

12.4.	Notices	69

12.5.	Parties in Interest	69

12.6.	Complete Agreement	70

12.7.	Counterparts	70

12.8.	Severability	70

12.9.	Governing Law	70

12.10.	Interpretation	70

12.11.	Specific Performance; Jurisdiction	71

Exhibit A – Form of Agreement of Merger

Exhibit B – Form of Company Voting and Support Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 23, 2017, by and between Home Bancorp, Inc., a Louisiana corporation (“Parent”), and St. Martin Bancshares, Inc., a Louisiana corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent and the Company (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and the transactions contemplated hereby;

WHEREAS, in accordance with the terms of this Agreement, the Company will merge with and into Parent (the “Merger”) and immediately thereafter St. Martin Bank & Trust Company, a Louisiana chartered bank and wholly owned subsidiary of the Company (“Company Bank”), will merge with and into Home Bank, N.A., a national bank and wholly owned subsidiary of Parent (“Parent Bank”) (the “Bank Merger”), pursuant to the terms of the Agreement of Merger substantially in the form attached hereto as Exhibit A;

WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, each of the directors of the Company has entered into a Voting and Support Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Parent (the “Company Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of the Company owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Company Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.          Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ACA” shall have the meaning set forth in Section 4.12.2.

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“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.

“Affiliate” shall mean, as to any Person, any other Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this Agreement and Plan of Merger, together with any amendment(s) hereto.

“Applications” shall mean the applications and/or notices for regulatory approval and/or non-objection that are required by the transactions contemplated hereby.

“Articles of Merger” shall have the meaning set forth in Section 2.2.

“Bank Merger” shall have the meaning set forth in the recitals to this Agreement.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the OCC, the FRB, the FDIC and the OFI, which regulates Parent, the Company, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall have the meaning set forth in Section 4.1.1.

“BSP” shall have the meaning set forth in Section 5.14.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banks in the State of Louisiana are authorized or obligated by law or executive order to be closed.

“Certificates” shall mean certificates evidencing shares of Company Common Stock.

“Claim” shall have the meaning set forth in Section 7.9.1.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning assigned in the recitals of this Agreement.

“Company” shall have the meaning set forth in the recitals of this Agreement.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.12.1.

“Company Appointees” shall have the meaning set forth in Section 7.13.

“Company Audit Committee” shall have the meaning set forth in Section 4.5.4.

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“Company Bank” shall have the meaning set forth in the recitals of this Agreement.

“Company Common Stock” shall mean the common stock, $1.00 par value per share, of the Company.

“Company Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, supplemental retirement, profit-sharing, employee stock ownership, restricted stock, stock option, severance, deferred compensation, welfare benefit plans and agreements (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by the Company or any Company Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of the Company or any Company Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“Company Disclosure Schedules” shall mean one or more written disclosure schedules delivered by the Company to Parent specifically referring to the appropriate section of this Agreement.

“Company ERISA Affiliate” shall have the meaning set forth in Section 4.12.3.

“Company Financial Statements” shall mean (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of the Company and the Company Subsidiaries for each of the two years ended December 31, 2016 and 2015, and (b) the unaudited interim consolidated financial statements of the Company and its Subsidiaries as of the end of each calendar quarter following December 31, 2016 and for the periods then ended.

“Company MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 4.1.1 (other than the first sentence thereof), 4.1.2 (other than the first sentence thereof, 4.1.4, 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof), 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.17, 4.19, 4.20, 4.21, 4.23, 4.24 and 4.25.

“Company Real Property” shall mean a parcel of real estate owned or leased by the Company or any Company Subsidiary.

“Company Recommendation” shall have the meaning set forth in Section 8.1.

“Company Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“Company Regulatory Reports” shall mean the Consolidated Reports of Condition and Income of the Company Bank and accompanying schedules, as filed with the FFIEC for each quarterly period ending on or after December 31, 2015 through the Closing Date.

“Company SERP” shall mean any supplemental retirement benefit arrangement maintained by the Company or any Company Subsidiary, each of which is listed and described on Company Disclosure Schedule 4.6.7.

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“Company Shareholders’ Agreement” shall mean the Amended and Restated Shareholders’ Agreement, dated as of August 8, 2006, by and between the Company and those shareholders of the Company who are signatories thereto.

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 8.1.

“Company Special Distribution” shall have the meaning set forth in Section 6.1.2(A).

“Company Stock Option” shall have the meaning set forth in Section 3.2.10.

“Company Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“Company Subsidiary” shall mean a Subsidiary of the Company.

“Company Voting Agreements” shall have the meaning set forth in the recitals of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.9.1.

“Data Conversion” shall have the meaning set forth in Section 6.2.2.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.2.9.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.9.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare, Inc., or such other bank or trust company or other agent designated by Parent and reasonably acceptable to the Company.

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“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FFIEC” shall mean the Federal Financial Institutions Examination Council.

“FHLB” shall mean the Federal Home Loan Bank of Dallas.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall have the meaning set forth in Section 4.12.2.

“HOLA” shall mean the Home Owners’ Loan Act.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.1.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.

“LBCA” shall mean the Louisiana Business Corporation Act.

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“Material Adverse Effect” shall mean, with respect to the Parent or the Company, as the case may be, any effect that (a) is material and adverse to the financial condition, results of operations or business of Parent and the Parent Subsidiaries taken as a whole, or the Company and the Company Subsidiaries taken as a whole, as the case may be, or (b)materially impairs or would reasonably be expected to materially impair the ability of either the Parent, on the one hand, or the Company, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or expressly required by this Agreement, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; (vii) any legal action asserted or other actions initiated by any holder of shares of Company Common Stock or the holder of any shares of Parent Common Stock arising out of or related to this Agreement; or (viii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (i), (ii), (v) and (vi), to the extent that the effects of such changes or conditions disproportionately affect the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated community banks and their holding companies located in the United States.

“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.9.3.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Consideration” shall mean the aggregate Per Share Merger Consideration to be paid pursuant to the provisions of Article III hereof, subject to adjustment as provided herein.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Parent Common Stock to be offered to holders of Company Common Stock in connection with the Merger.

“Nasdaq” shall mean the NASDAQ Global Select Market of the NASDAQ Stock Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“OFI” shall mean the Louisiana Office of Financial Institutions.

“Option Consideration” shall have the meaning set forth in Section 3.2.10.

“Parent” shall have the meaning set forth in the recitals to this Agreement.

“Parent Audit Committee” shall have the meaning set forth in Section 5.5.3.

“Parent Bank” shall have the meaning set forth in the recitals of this Agreement.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

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“Parent Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by the Parent or any Parent Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of the Parent or any Parent Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“Parent Disclosure Schedules” shall mean one or more written disclosure schedules delivered by Parent to the Company specifically referring to the appropriate section of this Agreement.

“Parent Financial Statements” shall mean the (a) the audited consolidated statements of financial condition of the Parent and its Subsidiaries as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of the Parent and the Parent Subsidiaries for each of the three years ended December 31, 2016, 2015 and 2014, as set forth in the Parent’s Annual Report for the year ended December 31, 2016, and (b) the unaudited interim consolidated financial statements of Parent and its Subsidiaries as of the end of each calendar quarter following December 31, 2016, and for the periods then ended, as filed by Parent in the Parent Securities Documents.

“Parent MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.10.2, 5.10.4 and 5.11. 5.12, 5.13, 5.14, 5.17, 5.18, 5.21, 5.22, and 5.23.

“Parent Regulatory Agreement” shall have the meaning set forth in Section 5.10.3.

“Parent Securities Documents” shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by Parent with the SEC pursuant to the Securities Laws.

“Parent Shareholders’ Meeting” shall have the meaning set forth in Section 8.1.2.

“Parent Stock Benefit Plans” shall mean the Parent’s Employee Stock Ownership Plan, 2009 Recognition and Retention Plan, 2009 Stock Option Plan, and 2014 Equity Incentive Plan.

“Parent Subsidiary” shall mean a Subsidiary of the Parent.

“Participation Facility” shall have the meaning set forth in Section 4.14.1.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Per Share Merger Consideration” shall mean such number of shares or fraction of a share, as the case may be, of Parent Common Stock as is equal to the Exchange Ratio, subject to adjustment as provided in Section 3.1.5.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Plan Termination Date” shall have the meaning set forth in Section 6.12.1.

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“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Raymond James” shall have the meaning set forth in Section 4.13.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“REO” shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.

“Representatives” shall have the meaning set forth in Section 6.10.1.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments (including rights to earned dividends or dividend equivalents thereon) which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.

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“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.

“Termination Date” shall mean March 31, 2018.

“Termination Fee” shall have the meaning set forth in Section 11.2.2.

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (ASC 310-40), or any successor thereto.

Other terms used herein are defined in the recitals and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.          Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) the Company shall merge with and into Parent under the laws of the State of Louisiana, with Parent as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of the Company shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of the Company shall be vested in and assumed by Parent. As a result of the Merger, each share of Company Common Stock (other than Dissenting Shares) will be converted into the right to receive the Per Share Merger Consideration pursuant to the terms of Article III hereof.

2.2.          Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the twentieth calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to by the parties.

The Merger shall be effected by the filing of articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Louisiana on the date of Closing (the “Closing Date”), in accordance with the LBCA. The “Effective Time” shall mean the date and time upon which the Articles of Merger are filed with the Secretary of State of the State of Louisiana or, as the case may be, at such later date and time as may be specified in the Articles of Merger.

2.3.          Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.

2.4.          Directors and Officers of Parent and the Surviving Corporation.

Subject to Section 7.13, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of Parent. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

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2.5.          Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the LBCA and this Agreement.

2.6.          Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354, 361 and 368 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Parent and the Company each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.5, which certificates shall be effective as of the date of such opinion.

2.7.          Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time Parent shall be entitled to revise the structure of the Merger, including, without limitation, by merging the Company into a newly created wholly-owned Subsidiary of Parent; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to the Company’s shareholders as a result of the modification; (c) the consideration to be paid to the holders of Company Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (d) such modification will not materially delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise materially delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect the Company or the holders of Company Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.          Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that Parent by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or Company Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or Company Bank.

2.9.          Bank Merger.

Parent and the Company shall use their reasonable best efforts to cause the Bank Merger to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, Parent will cause Parent Bank, and the Company will cause Company Bank to execute and deliver the Agreement of Merger substantially in the form attached to this Agreement as Exhibit A.

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ARTICLE III
CONVERSION OF SHARES

3.1.         Conversion of Company Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, or the holders of any of the shares of Company Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.          Parent Shares. Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.          Canceled Company Shares. Any shares of Company Common Stock held directly or indirectly by the Company and any share of Company Common Stock owned directly or indirectly by Parent immediately prior to the Effective Time (other than shares held in a fiduciary or agency capacity and that are beneficially owned by third parties or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.          Merger Consideration. Except for Dissenting Shares and those shares of Company Common Stock cancelled in accordance with Section 3.1.2, each outstanding share of Company Common Stock shall be converted into the right to receive 9.2839 (the “Exchange Ratio”) shares of Parent Common Stock, subject to adjustment as provided in Section 3.1.5.

3.1.4.          Rights of Company Shares Post-Effective Time. After the Effective Time, shares of Company Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist and shall thereafter by operation of this section represent only the right to receive the Merger Consideration, other than Dissenting Shares, and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.

3.1.5.          Stock Splits, Etc. In the event Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to Parent Common Stock if Parent issues additional shares of Parent Common Stock and receives fair market value consideration for such shares.

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3.1.6.          No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, the Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of the Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise have been entitled to receive pursuant to this Section 3.1, and (b) the average of the daily closing sales prices of a share of Parent Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the fifth day prior to the Closing Date. For purposes of determining any fractional share interest, all shares of Company Common Stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Parent Common Stock issuable to such Company shareholder.

3.2.         Procedures for Exchange of Company Common Stock.

3.2.1.          Deposit of Merger Consideration. At or prior to the Effective Time, the Parent shall deposit, or shall cause to be deposited, with the Exchange Agent certificates representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration (the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.

3.2.2.          Exchange of Certificates. Parent shall cause the Exchange Agent, as soon as practicable but in no event more than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares, if any,) into which the Company Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of the Company (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which such holder of Company Common Stock shall have become entitled pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.2.3.          Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Company Common Stock shall have no rights after the Effective Time with respect to such Company Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to exercise his or her rights as a Dissenting Shareholder to the extent such rights are perfected. No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

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3.2.4.          Surrender by Persons Other than Record Holders. In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

3.2.5.          Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 3.2.

3.2.6.          Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the six month anniversary of the Effective Time may, to the extent permitted by applicable law, be returned to Parent. In such event, any former shareholders of the Company who have not theretofore complied with this Section 3.2 shall thereafter look only to Parent with respect to the Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.2.7.          Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration for each share of Company Common Stock represented by such Certificate deliverable in respect thereof pursuant to this Agreement.

3.2.8.          Withholding Rights. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Parent (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

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3.2.9.          Dissenters’ Rights.

(A)         Each outstanding share of Company Common Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. The Company shall give Parent prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Parent shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by Parent.

(B)         If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, each share of Company Common Stock of such holder shall be converted into and represent the right to receive the Per Share Merger Consideration.

3.2.10.         Treatment of Company Stock Options.

(A)         Company Disclosure Schedule 3.2.10 sets forth each option granted by the Company to purchase shares of Company Common Stock, whether vested or unvested, that is unexpired, unexercised and outstanding (a “Company Stock Option”) as of the date hereof. Company Disclosure Schedule 3.2.10 includes, for each such Company Stock Option, the name of the individual grantee, the number of shares subject to the Company Stock Option, the date of grant, the exercise price, the vesting schedule, the expiration date, and any rights to earned dividends or dividend equivalents with respect to the underlying shares.

(B)         As of and immediately prior to the Effective Time, each Company Stock Option, whether vested or unvested, that is unexercised and outstanding immediately prior to the Effective Time, shall fully vest and shall, on the terms and subject to the conditions set forth in this Agreement, be canceled by the Company in exchange for (i) a cash payment equal to the positive difference, if any, between $470.00, and the corresponding exercise price of such Company Stock Options, less any taxes required to be withheld therefrom or, (ii) at the election of the optionholder (with written notice of such election to be provided to Parent no later than 15 days prior to the Closing Date), a number of shares of Parent Common Stock equal to the amount such cash payment (less any tax required to be withheld therefrom) divided by $40.50, rounded to the nearest whole share (in either case, the “Option Consideration”). The Option Consideration will be paid as of the Effective Time. The cancellation of Company Stock Options in exchange for the Option Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Options. Prior to the Effective Time, the Board of Directors of the Company shall use its commercially reasonable best efforts to take or cause to be taken all actions that may be necessary to effectuate the actions set forth in this Section 3.2.10 and shall provide Parent with reasonable documentation thereof.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the Company Disclosure Schedules delivered by the Company to Parent prior to the execution of this Agreement (which schedules set forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of the Company’s covenants contained in Article VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a Company MAE Rep shall not be deemed an admission by the Company that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the Company Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Company Disclosure Schedules or another Section of this Agreement), the Company represents and warrants to Parent as follows:

4.1.         Organization.

4.1.1.          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification.

4.1.2.          The Company Bank is a Louisiana chartered bank duly organized and validly existing and in good standing under the laws of the State of Louisiana. The Company Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of the Company Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by the Company Bank when due. The Company Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.1.3.          Company Disclosure Schedule 4.1.3 sets forth each Company Subsidiary. Each Company Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Company Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted. Each Company Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.1.4.          The respective minute books of the Company and each Company Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees).

4.1.5.          Prior to the date of this Agreement, the Company has made available to Parent true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of the Company and the Company Subsidiaries, each as in effect as of the date hereof.

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4.2.         Capitalization.

4.2.1.          The authorized capital stock of the Company consists of 2,000,000 shares of common stock, $1.00 par value per share, of which as of the date hereof, 207,552 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth on Company Disclosure Schedule 3.2.10, neither the Company nor any Company Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Company Common Stock, or any other security of the Company or a Company Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is or could be required to register shares of Company capital stock or other securities under the Securities Act.

4.2.2.          Except for the Company Subsidiaries, the Company does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Company Subsidiaries, equity interests held by Company Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Company Subsidiaries, including stock in the FHLB. Except as disclosed in Company Disclosure Schedule 4.2.2, the Company, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Company Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.2.3.          Except as set forth on Company Disclosure Schedule 4.2.3, to the Knowledge of the Company, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Company Common Stock.

4.2.4.          Company Disclosure Schedule 4.2.4 sets forth the Company’s and all Company Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Company Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3.         Authority; No Violation.

4.3.1.          The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, the approval of this Agreement by the Company’s shareholders and approval by the Company’s shareholders of termination of the Company Shareholders’ Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company, except for the approval and adoption of this Agreement by the Company’s shareholders by the requisite vote and approval by the Company’s shareholders of termination of the Company Shareholders’ Agreement, and the approval and adoption of the Bank Merger Agreement by the Company as the sole shareholder of the Company Bank, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by the Company, and subject to due and valid execution and delivery of this Agreement by Parent, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

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4.3.2.          Subject to receipt of Regulatory Approvals and the Company’s and Parent’s compliance with any conditions contained therein, and to the receipt of the requisite approvals of the shareholders of the Company, (a) the execution and delivery of this Agreement by the Company, (b) the consummation of the transactions contemplated hereby, and (c) compliance by the Company with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of the Company or any Company Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Company or any Company Subsidiary.

4.3.3.          The Company’s Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its shareholders, that it will recommend that the Company’s shareholders vote in favor of the Merger, subject to Section 6.10.5 of this Agreement, on the terms and conditions set forth in this Agreement, and, except for the approvals of this Agreement and the termination of the Company Shareholders’ Agreement by a vote of the holders of a majority of the outstanding shares of Company Common Stock, no other proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

4.4.         Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, and the declaration of effectiveness of the Merger Registration Statement by the SEC, (c) the filing with the SEC by Parent of a definitive Joint Proxy Statement-Prospectus, (d) the filing of the Articles of Merger with the Louisiana Secretary of State, (e) the approval by Nasdaq of the listing of the additional shares of Parent Common Stock to be issued in the Merger, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and , other than the receipt of the requisite approvals of the shareholders of each of Parent and the Company, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Company, and (y) the completion of the Merger by the Company and the other transactions contemplated by this Agreement. The Company has no Knowledge of any fact or circumstance pertaining to the Company that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.         Reports, Regulatory Matters, Financial Statements.

4.5.1.          The Company Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements. The Company has previously made available to Parent the Company Regulatory Reports.

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4.5.2.          The Company has previously made available to Parent the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the period involved, except as indicated in the notes thereto, or in the case of unaudited statements for periods subsequent to December 31, 2016.

4.5.3.          At the date of each balance sheet included in the Company Financial Statements or the Company Regulatory Reports, the Company did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Company Financial Statements or Company Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The Company Financial Statements reflect only actual transactions and all other books and records, including the Company Financial Statements, of the Company and the Company’s Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

4.5.4.          The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5.4. The Company (a) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, and (b) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (the “Company Audit Committee”) and as set forth in the Company Disclosure Schedule 4.5.4 (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. These disclosures (if any) were made in writing to the Company’s auditors and the Company Audit Committee and a copy has previously been made available to Parent.

4.5.5.          Except as otherwise set forth in Company Disclosure Schedule 4.5.5, since December 31, 2015, (a) neither the Company nor any of its Subsidiaries nor any director or executive officer of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

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4.6.         Taxes.

4.6.1.          The Company and each Company Subsidiary are collectively a single pass-through entity for federal income tax purposes, with the Company at all times since January 1, 2003 being an “S” corporation under Section 1361 of the Code and with each Company Subsidiary at all times since January 1, 2003 during its ownership by the Company being a Qualified Subchapter S Subsidiary under the Code. No event has ever occurred that could prior to the Effective Time adversely affect the “S” corporation status of the Company or the Qualified Subchapter S Subsidiary status of any Company Subsidiary for federal income tax purposes. The Company and each Company Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to the Company and every Company Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to the Company and every Company Subsidiary, either separately or as a member of a group of corporations through the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from the Company and any Company Subsidiary by any Taxing Authority on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Company Financial Statements, or (c) have not yet been fully determined. Except as set forth in Company Disclosure Schedule 4.6.1, neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in Company Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of the Company or any Company Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is subject to Tax in that jurisdiction. The Company and the Company Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each Company Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns of the Company and each Company Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2012.

4.6.2.          The unpaid Taxes of the Company and the Company Subsidiaries (a) do not exceed the reserve for Tax liability set forth on the balance sheet of the Company Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Company in filing its Tax Returns.

4.6.3.          No audit by the IRS has commenced or been completed pursuant to the Code regarding Subchapter S items of the Company, and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of the Company has been given. To the Knowledge of the Company, each Company shareholder’s treatment of Subchapter S items with respect to the Company is consistent with the manner in which the Company has filed its Tax Returns, and no audit by the IRS of any Company shareholder has occurred with respect to such shareholder’s treatment of Subchapter S items of the Company.

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4.6.4.          No dividend or other distribution declared or paid by the Company to its shareholders has exceeded the portion of the Company’s “accumulated adjustments account” (within the meaning of Treasury Regulation Section 1.1368-2) properly allocated to such dividend or distribution in accordance with that regulation, and no dividend or distribution declared or paid by the Company before the Effective Time will exceed the portion of the Company’s accumulated adjustments account properly allocated to such dividend or distribution in accordance with that regulation.

4.6.5.          None of the Company, any Company Subsidiary or any director or executive officer (or employee responsible for Tax matters) of the Company or any Company Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither the Company nor any Company Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Company or any Company Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any Company Subsidiary. Except as otherwise set forth in Company Disclosure Schedule 4.6.5, neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return and neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. There has not been an ownership change, as defined in Section 382(g) of the Code, of the Company or any Company Subsidiary that occurred during or after any taxable period in which the Company or such Company Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of the Company or any Company Subsidiary immediately preceding the date of this Agreement.

4.6.6.          Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither the Company nor any Company Subsidiary is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code. Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Except as otherwise set forth in Company Disclosure Schedule 4.6.6, neither the Company nor any Company Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is or ever has been a “personal holding company” as defined in Section 542 of the Code.

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4.6.7.          Neither the Company nor any Company Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. None of the assets of the Company or any Company Subsidiary is property which the Company or any Company Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the Company or any Company Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither the Company nor any Company Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of the Company or any Company Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. No excess loss account exists with respect to any Company Subsidiary. The Company and each Company Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and the Company has no Knowledge that the IRS has proposed such adjustment in accounting method. The acquisition of the Company Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by the Company and each Company Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). Company Disclosure Schedule 4.6.7 sets forth, for each individual who is a participant in a Company SERP, the amount of benefits payable pursuant to a Company SERP as a result of the completion of the Merger, in each case assuming such officer’s employment is terminated as of the Effective Time. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by the Company or a Company Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to the Company and each Company Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of the Company and each Company Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

4.6.8.          Each of the Company and the Company Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.

4.6.9.          No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of the Company.

4.6.10.         Neither the Company nor any Company Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.

4.7.         No Material Adverse Effect.

The Company has not suffered any Material Adverse Effect since December 31, 2016 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

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4.8.         Material Contracts; Leases; Defaults.

4.8.1.          Except as set forth in Company Disclosure Schedule 4.8.1, neither the Company nor any Company Subsidiary is a party to or subject to: (a) any employment, consulting or severance contract, “change in control” or termination contract or arrangement with any past or present officer, director, employee or independent contractor of the Company or any Company Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control) except for “at will” arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, confidentiality or any other such restrictive covenants applicable to the Company or any past or present Company director or employee; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of the Company or any Company Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of the Company or any Company Subsidiary; (e) any agreement which by its terms limits the payment of dividends by the Company or any Company Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which the Company or any Company Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to the Parent or any Parent Subsidiary; (g) any other agreement, written or oral, that obligates the Company or any Company Subsidiary for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits the conduct of business by the Company or any Company Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any lease for real property; (k) any contract or arrangement with any broker-dealer or investment adviser; (l) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (m) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (n) any other contract which is material to the business, operations or financial condition of the Company or a Company Subsidiary.

4.8.2.          Each real estate lease that requires the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Company Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither the Company nor any Company Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except where default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.8.3.          True and correct copies of the agreements, contracts, arrangements and instruments referred to in Sections 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to Parent on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither the Company nor any Company Subsidiary (nor, to the Knowledge of the Company, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of the Company Subsidiaries under any Material Contract. Except as listed on Company Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

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4.8.4.          Except as listed on Company Disclosure Schedule 4.8.4, since December 31, 2016, through and including the date of this Agreement, neither the Company nor any Company Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2016, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of Company Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to directors or employees made in the ordinary course of business consistent with past practice under the Company Stock Options, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of the Company or any of the Company Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $50,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of the Company or of the Company Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.         Ownership of Property; Insurance Coverage.

4.9.1.          The Company and each Company Subsidiary has good and, as to real property, marketable title to all assets and properties owned by the Company or each Company Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Company Regulatory Reports and in the Company Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Company Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Company Financial Statements. The Company and the Company Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by the Company and the Company Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. The Company is not a party to any agreement pursuant to which it has securitized any of its assets.

4.9.2.          With respect to all agreements pursuant to which the Company or any Company Subsidiary has purchased securities subject to an agreement to resell, if any, the Company or such Company Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

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4.9.3.          The Company and each Company Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither the Company nor any Company Subsidiary, except as disclosed in Company Disclosure Schedule 4.9.3, has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth on Company Disclosure Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by the Company or any Company Subsidiary under such policies (other than with respect to health or disability insurance). The Company and all Company Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years the Company and each Company Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Company Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by the Company and each Company Subsidiary.

4.9.4.          All real property owned by the Company or a Company Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against such real property. The Company and the applicable Company Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970. Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations. Neither the Company nor any Company Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.

4.10.       Legal Proceedings.

Except as set forth on Company Disclosure Schedule 4.10, neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Company’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against the Company or any Company Subsidiary, (b) to which the Company or any Company Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (d) which could adversely affect the ability of the Company to perform under this Agreement, or (e) which would be reasonably likely to materially impair the Company’s or any Company Subsidiary’s ability to operate its business as currently conducted or proposed to be conducted post-Merger.

4.11.       Compliance With Applicable Law.

4.11.1.          Each of the Company and each Company Subsidiary is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the LBCA, the Louisiana Banking Law, the BHCA, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither the Company nor any Company Subsidiary has received any written notice to the contrary.

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4.11.2.          Each of the Company and each Company Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of the Company, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.11.3.          Other than those listed on Company Disclosure Schedule 4.11.3, for the period beginning January 1, 2015, neither the Company nor any Company Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, the Company or any Company Subsidiary, or indicating that the Company or any Company Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Company Regulatory Agreement”). Except as disclosed on Company Disclosure Schedule 4.11.3, neither the Company nor any Company Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to the Company as to compliance with the CRA is “satisfactory” or better. To the Knowledge of the Company, there are no unresolved violations, criticisms, or exceptions by any Regulatory Authority with respect to any Company Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon the Company or any Company Subsidiary or the assets of the Company or any Company Subsidiary.

4.11.4.          Company Disclosure Schedule 4.11.4 sets forth, as of the date hereof, a schedule of all executive officers and directors of the Company who have outstanding loans from the Company. There has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.11.5.          To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability. The Company has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of the Company’s or any Company Subsidiary’s officers, directors, managers, members, partners or employees.

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4.12.        Employee Benefit Plans.

4.12.1.          Company Disclosure Schedule 4.12.1 includes a list of all Company Compensation and Benefit Plans. Neither the Company nor any Company Subsidiary has any commitment to create any additional Company Compensation and Benefit Plan or to modify, change or renew any existing Company Compensation and Benefit Plan, except as required to maintain the qualified status thereof or as set forth herein. The Company has made available to the Company true and correct copies of the agreements or other documents establishing and evidencing the Company Compensation and Benefit Plans.

4.12.2.          Except as disclosed in Company Disclosure Schedule 4.12.2, each Company Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”), the Affordable Care Act (“ACA”) and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Except as disclosed in Company Disclosure Schedule 4.12.2, each Company Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which the Company is entitled to rely, and the Company is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of the Company, threatened action, suit or claim relating to any of the Company Compensation and Benefit Plans (other than routine claims for benefits). Neither the Company nor any Company Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Company Compensation and Benefit Plan that would reasonably be expected to subject the Company or any Company Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

4.12.3.          Neither the Company nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”) maintains a plan subject to Title IV of ERISA or contributes to or is obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither the Company, nor any Company ERISA Affiliate, nor any Company Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company ERISA Affiliate, and any Company Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.12.4.          All contributions required to be made under the terms of any Company Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are or will be accrued on the Company’s consolidated financial statements to the extent required by GAAP. The Company and each Company Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Company Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

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4.12.5.          Neither the Company nor any Company Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in Company Disclosure Schedule 4.12.5, under any Company Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by the Company or any Company Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6.          The Company and its Subsidiaries do not maintain any Company Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7.          With respect to each Company Compensation and Benefit Plan, if applicable, the Company has provided or made available to Parent copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8.          Except as provided in Company Disclosure Schedule 4.12.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any Company Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of the Company or any Company Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.9.          Neither the Company nor any Company Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10.         Except as disclosed in Company Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

4.12.11.         Except as set forth in Company Disclosure Schedule 4.12.11, (i) the benefits payable under each Company Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan are accrued each period only for current or prior service rendered to the Company, and (ii) the Company has previously recognized compensation expense and accrued a liability for the benefit payments under each Company Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan according to GAAP.

4.12.12.         Company Disclosure Schedule 4.12.12 sets forth the following with respect to each Company SERP and each participant in the Company’s Deferred Bonus Plan: (i) the name of each participant in the plan, including former directors, officers or employers who are still entitled to benefits under such plan, (ii) the account balance and/or accrued benefit of each participant as of July 31, 2017, (iii) for each participant currently receiving benefits under such plan, the name of such participant, the dollar amount being paid, the frequency of the payment and the time period for which such payments are owed and (iv) with respect to each participant in a Company SERP, the lump sum amounts payable to each such participant, assuming a separation of service (as defined under Section 409A of the Code) as of the Closing Date and describing all other material assumptions utilized in connection therewith.

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4.13.         Brokers, Finders and Financial Advisors.

Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Raymond James & Associates, Inc. (“Raymond James”) by the Company and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Raymond James, setting forth the fee payable to Raymond James for its services rendered to the Company in connection with the Merger and transactions contemplated by this Agreement has been provided to Parent.

4.14.         Environmental Matters.

Except as may be set forth in Company Disclosure Schedule 4.14, with respect to the Company and each Company Subsidiary:

(A)         To the Company’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by the Company or any Company Subsidiary, or to the Company’s Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to the Company’s Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon the Company or any Company Subsidiary. To the Knowledge of the Company, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to the Company or any Company Subsidiary by reason of any Environmental Laws. Neither the Company nor any Company Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that the Company or any Company Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon the Company or any Company Subsidiary;

(B)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Company’s Knowledge, threatened, before any court, governmental agency or other forum against the Company or any Company Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by the Company or any Company Subsidiary;

(C)         To the Company’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by the Company or any of the Company Subsidiaries, and to the Company’s Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of the Company Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and

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(D)         “Participation Facility” shall mean any facility in which the Company or any of the Company Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.15.        Loan Portfolio.

4.15.1.          The allowance for loan losses reflected in the Company’s audited consolidated balance sheet at December 31, 2016 and June 30, 2017, respectively, was, and the allowance for loan losses shown on the balance sheets in the Company’s Financial Statements for periods ending after June 30, 2017 will be, adequate, as of the dates thereof, under GAAP.

4.15.2.          Company Disclosure Schedule 4.15.2 sets forth a listing, as of June 30, 2017, by name and account, of: (a) all loans (including loan participations) of the Company or any Company Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of the Company or any Company Subsidiary which have been terminated by the Company or any Company Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified the Company or any Company Subsidiary during the past twelve months of, or has asserted against the Company or any Company Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given the Company or any Company Subsidiary any oral notification of, or orally asserted to or against the Company or any Company Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (v) that qualify as Troubled Debt Restructurings, (vi) where a specific reserve allocation exists in connection therewith, and (e) all assets classified by the Company or any Company Subsidiary as REO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3.          All loans receivable (including discounts) and accrued interest entered on the books of Company and the Company Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of the Company’s or the appropriate Company Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To the Company’s Knowledge, the loans, discounts and the accrued interest reflected on the books of the Company and the Company Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

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4.16.         Related Party Transactions.

Except as set forth in Company Disclosure Schedule 4.16, neither the Company nor any Company Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of the Company or any Company Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of the Company or any Company Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any Company Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Company is inappropriate.

4.17.         Deposits.

Except as set forth in Company Disclosure Schedule 4.17, as of the date of this Agreement, none of the deposits of the Company Bank is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.18.         Required Vote.

The affirmative vote by the holders of a majority of the outstanding shares of Company Common Stock at the Company Special Meeting is required to approve and adopt this Agreement and the Merger under the Company’s articles of incorporation and applicable law.

4.19.         Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers (all of which are set forth in Company Disclosure Schedule 4.19), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

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4.20.         Intellectual Property.

The Company and each Company Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for the Company and each Company Subsidiary to conduct their respective businesses as currently conducted. Neither the Company nor any Company Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect to any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by the Company or any Company Subsidiary in their respective businesses as currently conducted. The Company and each Company Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. Neither the Company nor any Company Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of the Company or any Company Subsidiary. The Company and each Company Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or Parent and its Affiliates.

4.21.        Labor Matters.

There are no labor or collective bargaining agreements to which the Company or any Company Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (other than routine employee grievances that are not related to union employees). The Company and each Company Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice. The Company and each Company Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of the Company, threatened claims or suits against the Company or any Company Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant. Neither the Company nor any Company Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

4.22.        Company Information Supplied.

4.22.1.          The information relating to the Company and any Company Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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4.22.2.          The information supplied by the Company and any Company Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.23.        Investment Securities and Commodities

4.23.1.          The Company and all Company Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or Company Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP.

4.23.2.          The Company and all Company Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. The Company has previously made available to Parent in writing its material policies, practices and procedures.

4.24.        Trust Accounts.

The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. None of the Company, any Company Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.25.        Registration Obligations.

Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.26.        Fairness Opinion.

The board of directors of the Company has received an opinion from Raymond James to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement, when considered together with the Company Special Distribution, is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.27.        No Other Representations or Warranties.

4.27.1.          Except for the representations and warranties made by the Company in this Article IV and for the disclosures contained in Company Disclosure Schedules, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

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4.27.2.          The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V and in the Parent Disclosure Schedules.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the disclosures set forth in Parent Disclosure Schedules delivered by Parent to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article V, or to one or more of Parent’s covenants contained in Article VII (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in Parent Disclosure Schedules as an exception to a Parent MAE Rep shall not be deemed an admission by Parent that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of Parent Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of Parent Disclosure Schedules or another Section of this Agreement), Parent represents and warrants to the Company as follows:

5.1.         Organization.

5.1.1.          Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is duly registered as a bank holding company under the BHCA. Parent has the requisite corporate power and authority to carry on its business as now conducted. Parent is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification.

5.1.2.          Parent Bank is a national bank duly organized and validly existing and in good standing under the laws of the United States. Parent Bank and each other Parent Subsidiary has the requisite corporate power and authority to carry on its business as now conducted. Parent Bank and each other Parent Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of Parent Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Parent Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.          Capitalization.

5.2.1.          The authorized capital stock of Parent consists of 40,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof, 7,402,376 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding. Except as provided under the Parent Stock Benefit Plans, neither Parent nor any Parent Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Parent Common Stock, or any other security of Parent or any securities representing the right to vote, purchase or otherwise receive any shares of Parent Common Stock or any other security of Parent or any Parent Subsidiary, or pursuant to which Parent or any Parent Subsidiary is or could be required to register shares of Parent capital stock or other securities under the Securities Act.

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5.2.2.          Parent owns all of the capital stock of Parent Bank free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for Parent Subsidiaries, Parent does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Parent Subsidiaries, equity interests held by Parent Subsidiaries in a fiduciary capacity, stock held in the Federal Reserve Bank of Atlanta and equity interests held in connection with the lending activities of Parent Subsidiaries, including stock in the FHLB. Except as set forth in Parent’s Securities Documents, either Parent or Parent Bank, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Parent Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.         Authority; No Violation.

5.3.1.          Parent has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement and the issuance of shares of Parent Common Stock in the Merger by the requisite vote of Parent’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Parent, and except for the approval by Parent’s shareholders of the adoption of this Agreement and the issuance shares of Parent Common Stock in the Merger by the requisite vote of Parent’s shareholders and the approval and adoption of the Bank Merger Agreement by Parent as the sole shareholder of Parent Bank, no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Parent, and subject to due and valid execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.          Subject to receipt of Regulatory Approvals and the Company’s and Parent’s compliance with any conditions contained therein and the receipt of the requisite approval of the shareholders of Parent, (a) the execution and delivery of this Agreement by Parent, (b) the consummation of the transactions contemplated hereby, and (c) compliance by Parent with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of Parent or any Parent Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any Parent Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent or any Parent Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Parent or any Parent Subsidiary.

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5.3.3.          The Parent’s Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and its shareholders and except for the approval of this Agreement and the issuance of additional shares of Parent Common Stock in the Merger by the vote of a majority of the outstanding shares of Parent Common Stock at a meeting of Parent’s shareholders, no other proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby.

5.4.         Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) the filing with the SEC by Parent of a definitive Joint Proxy Statement – Prospectus and (iv) the declaration of effectiveness of the Merger Registration Statement by the SEC, (c) the filing of the Articles of Merger with the Louisiana Secretary of State, (d) the approval by Nasdaq of the listing of the additional shares of Parent Common Stock to be issued in the Merger, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and , other than the receipt of the requisite approvals of the shareholders of each of Parent and the Company, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by Parent, and (ii) the completion of the Merger by Parent and the other transactions contemplated by this Agreement. Parent has no Knowledge of any fact or circumstance pertaining to Parent that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.5.         Financial Statements.

5.5.1.          Parent has previously made available to the Company the Parent Financial Statements. The Parent Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of Parent and the Parent Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.5.2.          At the date of each balance sheet included in the Parent Financial Statements, Parent did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Parent Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The Parent Financial Statements reflect only actual transactions and all other books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

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5.5.3.          The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3. Parent (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to the Parent’s outside auditors and the audit committee of Parent’s Board of Directors (the “Parent Audit Committee”) (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. These disclosures (if any) were made in writing to Parent’s auditors and the Parent Audit Committee and a copy has previously been made available to the Company. As of the date hereof, to the Knowledge of the Parent’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

5.5.4.          The allowance for loan losses reflected in the Parent’s audited consolidated balance sheet at December 31, 2016 and June 30, 2017, respectively, was, and the allowance for loan losses shown on the balance sheets in the Parent’s Securities Documents for periods ending after June 30, 2017 will be, adequate, as of the dates thereof, under GAAP.

5.5.5.          Since December 31, 2015, (a) neither Parent nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

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5.6.          Taxes.

5.6.1.          Parent and the Parent Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Parent and each Parent Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to Parent and each Parent Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to Parent and each Parent Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from Parent and any Parent Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Parent Financial Statements, or (c) have not yet been fully determined. As of the date of this Agreement, Parent has received no written notice of, and there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of Parent or any Parent Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any Parent Subsidiary is subject to Tax in that jurisdiction. Parent and the Parent Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Parent and each Parent Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Parent and each Parent Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns of the Parent and each Parent Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2012.

5.6.2.          The unpaid Taxes of Parent and the Parent Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Parent Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Parent in filing its Tax Returns.

5.6.3.          Parent and each Parent Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. No excess loss account exists with respect to any Parent Subsidiary. Parent and each Parent Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and Parent has no Knowledge that the IRS has proposed such adjustment in accounting method. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by Parent or a Parent Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to Parent and each Parent Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of Parent and each Parent Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

5.7.         No Material Adverse Effect.

Parent has not suffered any Material Adverse Effect since December 31, 2016 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Parent.

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5.8.         Ownership of Property; Insurance Coverage.

5.8.1.          Parent and each Parent Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Parent or each Parent Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Parent Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Parent Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Parent Financial Statements. Parent and the Parent Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by Parent and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Parent nor any Parent Subsidiary is in default under any lease for any real or personal property to which either Parent or any Parent Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.

5.8.2.          Parent and each Parent Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Parent and all Parent Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years Parent and each Parent Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.

5.8.3.          All real property owned by Parent or a Parent Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of Parent, threatened condemnation proceedings against such real property. Parent and the applicable Parent Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

5.9.         Legal Proceedings.

Neither Parent nor any Parent Subsidiary is a party to any, and there are no pending or, to the Knowledge of Parent, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Parent or any Parent Subsidiary that could reasonably be expected to have a Material Adverse Effect, (b) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (c) which could adversely affect the ability of Parent to perform under this Agreement.

5.10.       Compliance With Applicable Law.

5.10.1.          Each of Parent and each Parent Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the LBCA, the BHCA, the National Bank Act, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Parent nor any Parent Subsidiary has received any written notice to the contrary. The Board of Directors of Parent Bank has adopted and Parent Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

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5.10.2.          Each of Parent and each Parent Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of Parent, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3.          Since January 1, 2015, neither Parent nor any Parent Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that Parent or any Parent Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require Parent or any Parent Subsidiary, or indicating that Parent or any Parent Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Parent or any Parent Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Parent or any Parent Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Parent Regulatory Agreement”). Neither Parent nor any Parent Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to Parent Bank as to compliance with the CRA is satisfactory or better. There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Parent Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon Parent or any Parent Subsidiary or the assets of Parent or any Parent Subsidiary.

5.10.4.          To Parent’s Knowledge, none of Parent’s or any Parent Subsidiary’s officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability. Parent has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of Parent’s or any Parent Subsidiary’s officers, directors, managers, members, partners or employees.

5.10.5.          Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

5.11.       Employee Benefit Plans.

5.11.1.          Neither Parent nor any Parent Subsidiary has any commitment to create any additional Parent Compensation and Benefit Plan or to modify, change or renew any existing Parent Compensation and Benefit Plan, except as required to maintain the qualified status thereof. Parent has made available to the Company, in its Securities Documents or otherwise, true and correct copies of the agreements or other documents establishing and evidencing the Parent Compensation and Benefit Plans.

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5.11.2.          Each Parent Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Parent Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which Parent is entitled to rely, and Parent is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of Parent, threatened action, suit or claim relating to any of the Parent Compensation and Benefit Plans (other than routine claims for benefits). Neither Parent nor any Parent Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Parent Compensation and Benefit Plan that would reasonably be expected to subject Parent or any Parent Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

5.11.3.          Neither Parent nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Parent ERISA Affiliate”) maintains a plan subject to Title IV of ERISA, or contributes to or is obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Parent, nor any Parent ERISA Affiliate, nor any Parent Compensation and Benefit Plan, including any Parent Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Parent, any Parent ERISA Affiliate, and any Parent Compensation and Benefit Plan, including any Parent Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.11.4.          All contributions required to be accrued under the terms of any Parent Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on Parent’s consolidated financial statements to the extent required by GAAP. Parent and each Parent Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Parent Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.11.5.          Neither Parent nor any Parent Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any Parent Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Parent or any Parent Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

5.11.6.          Parent and its Subsidiaries do not maintain any Parent Compensation and Benefit Plans covering employees who are not United States residents.

5.11.7.          With respect to each Parent Compensation and Benefit Plan, if applicable, Parent has provided or made available to the Company copies of the: (a) trust instruments and insurance contracts; (b)  most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c)  most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last year; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests.

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5.11.8.          Neither Parent nor any Parent Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.11.9.          All deferred compensation plans, programs or arrangements of Parent and any Parent Subsidiary are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

5.12.       Environmental Matters.

With respect to Parent and each Parent Subsidiary:

(A)         To Parent’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon Parent or any Parent Subsidiary. No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Parent or any Parent Subsidiary by reason of any Environmental Laws. Neither Parent nor any Parent Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Parent or any Parent Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon Parent or any Parent Subsidiary.

(B)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Parent’s Knowledge, threatened, before any court, governmental agency or other forum against Parent or any Parent Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Parent or any Parent Subsidiary.

5.13.       Securities Documents

Parent has made available to the Company copies of its (a) annual reports on Form 10-K for the years ended December 31, 2016, 2015 and 2014, and (b) proxy materials used or for use in connection with its meetings of shareholders held or to be held in 2017 and 2016. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14.       Brokers, Finders and Financial Advisors.

Neither Parent nor any Parent Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of BSP Securities, Inc. (“BSP”) and the fee payable pursuant thereto.

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5.15.        Parent Common Stock.

The shares of Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.16.        Parent Information Supplied.

5.16.1.          The information relating to Parent and any Parent Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16.2.          The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.16.3.          The information supplied by Parent and any Parent Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

5.17.       Loan Portfolio.

All loans receivable (including discounts) and accrued interest entered on the books of Parent and the Parent Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Parent’s or the appropriate Parent Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To Parent’s Knowledge, the loans, discounts and the accrued interest reflected on the books of Parent and the Parent Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. With respect to all such loans, Parent or a Parent Subsidiary has good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

5.18.       Investment Securities and Commodities.

5.18.1.          Parent and all Parent Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Parent or Parent Subsidiaries. Such securities and commodities are valued on the books of Parent in accordance with GAAP.

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5.18.2.          Parent and all Parent Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures that Parent believes are prudent and reasonable in the context of such businesses. Before the date hereof, Parent has made available to the Company in writing its material policies, practices and procedures.

5.19.        Related Party Transactions.

All transactions (including any loan or other credit accommodation) between Parent or any Parent Subsidiary and any Affiliate of Parent or any Parent Affiliate: (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of Parent or any Parent Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Parent nor any Parent Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Parent is inappropriate.

5.20.        Required Vote.

The affirmative vote by the holders of a majority of the outstanding shares of Parent Common Stock at the Parent Shareholders’ Meeting is required to approve this Agreement and the issuance of additional shares of Parent Common Stock in the Merger under the Parent’s articles of incorporation and applicable law.

5.21.        Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Parent’s own account, or for the account of one or more of Parent’s Subsidiaries or their customers, were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of Parent or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Parent nor any Parent Subsidiary, nor to the Knowledge of Parent any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

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5.22.        Intellectual Property.

Parent and each Parent Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for Parent and each Parent Subsidiary to conduct their respective businesses as currently conducted. Neither Parent nor any Parent Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect to any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by Parent or any Parent Subsidiary in their respective businesses as currently conducted. Parent and each Parent Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. Neither Parent nor any Parent Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of Parent or any Parent Subsidiary. Parent and each Parent Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or the Company and its Affiliates.

5.23.        Labor Matters.

There are no labor or collective bargaining agreements to which Parent or any Parent Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary (other than routine employee grievances that are not related to union employees). Parent and each Parent Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice. Parent and each Parent Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of Parent, threatened claims or suits against Parent or any Parent Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant. Neither Parent nor any Parent Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

5.24.        Fairness Opinion.

The board of directors of Parent has received an oral opinion from BSP to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid by Parent in the Merger, when considered together with the Company Special Distribution, is fair to Parent, from a financial point of view, which opinion will be confirmed in writing dated as of the date of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

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5.25.        No Other Representations or Warranties.

5.25.1.          Except for the representations and warranties made by Parent in this Article V and for the disclosures contained in the Parent Disclosure Schedules, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

5.25.2.          Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the Company Disclosure Schedules.

ARTICLE VI
COVENANTS OF THE COMPANY

6.1.         Conduct of Business.

6.1.1.          Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed, the Company will, and it will cause each Company Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement. The Company agrees that from the date of this Agreement until the Effective Time, it will promptly accrue and pay all expenses reasonably necessary in order to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

6.1.2.          Negative Covenants. The Company agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in Company Disclosure Schedule 6.1.2, required by law or regulation or any Governmental Entity or consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Company Subsidiary not to:

(A)         declare or pay any dividends on, or make other distributions in respect of, any of its capital stock except for (i) dividends or distributions paid by any Subsidiary of the Company or Company Bank to the Company or Company Bank, (ii) dividends or distributions paid by the Company to its shareholders in an amount not to exceed 43.4% of the Company’s taxable income (as reasonably documented in advance to Parent’s satisfaction after reflecting all Merger related costs known by the Company or which are reasonably estimable including all fees and expenses payable to Raymond James upon consummation of the Merger, Data Conversion costs and expenses, legal fees and expenses and accounting fees and expenses) from January 1, 2017 through the date which is five days prior to the Closing Date, (iii) dividends or distributions payable by the Company to its shareholders in addition to those set forth in clauses (ii) and (iv) in an amount not to exceed $9.50 per share of Company Common Stock per calendar year from January 1, 2017 through the Closing Date (appropriately prorated through the date which is five days prior to the Closing Date for any partial year in which the Closing occurs), and (iv) a special one-time distribution in addition to those set forth in clauses (ii) and (iii) payable by the Company to shareholders of record of the Company immediately prior to the Effective Time in the amount of $94.00 per share of Company Common Stock (“Company Special Distribution”);

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(B)         (i)          repurchase, redeem or otherwise acquire (except for the acquisition of shares in a fiduciary or agency capacity or in connection with debts previously contracted) any shares of the capital stock of the Company or the Company Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof and reflected on Company Disclosure Schedule 3.2.10;

(C)         amend its articles of incorporation, bylaws or other similar governing documents;

(D)         make any capital expenditures other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair and are not in excess of $50,000 in the aggregate;

(E)         enter into any new line of business;

(F)         acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(G)         take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Regulatory Approval required under Section 9.1.3 hereof or take any action that may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article IX not being satisfied, except, in every case, as may be required by applicable law;

(H)         change its methods of accounting in effect at December 31, 2016, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company’s independent public accounting firm, or make any Tax election or enter into any agreement or arrangement with respect to Taxes, or settle or pay any Taxes that are, on the date of this Agreement, in dispute (except to the extent such dispute is finally resolved prior to the Effective Time and, as a result, such disputed Taxes become payable);

(I)         except as required by applicable laws or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan including any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance, salary continuation or change-in-control agreement, arrangement, plan or policy), or (ii) except as required by applicable laws, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Compensation and Benefit Plan or agreement as in effect as of the date hereof (including the payment of any bonuses, any voluntary contribution to the Company 401(k) Plan, granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

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(J)         other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements;

(K)         other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or any other corporation or other entity;

(L)         change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits, other than reciprocal CDARS® relating to existing customers of Company Bank;

(M)         sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Bank Regulator;

(N)         except as may be required by applicable law, change any of its loan policies, including credit underwriting criteria, or make any material exceptions thereto;

(O)         purchase any mortgage loan servicing rights;

(P)         create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than a renewal of an existing material contract, agreement or lease that extends for a period of not more than 45 days following the Effective Time;

(Q)         adopt a plan of liquidation or dissolution or otherwise fail to maintain in good standing its corporate existence;

(R)         hire or appoint any new executive officer or director;

(S)         settle or pay any uninsured claim, action, litigation, arbitration or other proceeding against it in an amount exceeding $25,000;

(T)         fail to conduct a Phase 1 environmental study prior to foreclosing on any parcel of commercial real property;

(U)         acquire, invest in or create any non-agency mortgage-backed or related securities;

(V)         fail to take any action required of it by any Bank Regulator;

(W)         make any new loan or other credit facility commitment in an amount in excess of $1.0 million except for (i) commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed in Company Disclosure Schedule 6.1.2, (ii) the renewal of existing lines of credit, (iii) the origination of new single-family residential mortgage loans originated for sale into the secondary market which meet applicable secondary market requirements and which do not exceed $1.2 million for any loan, (iv) any new commercial real estate loan (or the renewal of such loan) which has a variable rate of interest and which is in an amount not in excess of $1.5 million and (v) the extension of the maturity date of a performing loan or other credit facility not to exceed 60 days beyond the scheduled maturity date;

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(X)         other than in the ordinary course of business consistent with past practice, and in an aggregate principal volume of not more than $5.0 million, originate for portfolio any new fixed-rate single-family residential mortgage loans with a term to maturity in excess of five years or any adjustable rate single-family residential mortgage loan with an initial interest rate adjustment date greater than five years; or

(Y)         agree to do any of the foregoing.

6.2.         Current Information and Cooperation.

6.2.1.          Subject to compliance with applicable law, regulation and policy, during the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its representatives to confer with representatives of Parent and report the general status of its ongoing operations at such times as Parent may reasonably request. The Company will promptly notify Parent of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Company or any Company Subsidiary. Without limiting the foregoing, senior officers of Parent and the Company shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of the Company and its Subsidiaries, subject to relevant provisions of applicable law.

6.2.2.          Parent intends to convert some or all of the Company’s information and data onto Parent’s information technology systems (the “Data Conversion”). Parent and the Company agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of effecting the Data Conversion at or as soon as reasonably practicable after the Effective Time. The Company agrees to cooperate with Parent in preparing for the Data Conversion within the time frame reasonably requested by Parent, including providing reasonable access to data, information systems, and personnel having expertise with Company’s and the Company’s Subsidiaries’ information and data systems; provided, however, that Company shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that Company takes, at the request of Parent, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Parent shall indemnify Company for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason other than a termination of this Agreement by Parent pursuant to Sections 11.1.2, 11.1.3 or 11.1.7 or a termination of this Agreement by the Company pursuant to Section 11.1.8.

6.2.3.          The Company and the Company Bank shall reasonably cooperate with Parent and Parent Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Parent Bank (including the then former operations of the Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Parent may decide. Notwithstanding any other provision contained in this Agreement, (i) neither Parent nor Parent Bank shall under any circumstances be permitted to exercise control of the Company or any of its Subsidiaries prior to the Effective Time, (ii) neither the Company nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws or be inconsistent with principles of safety and soundness, and (iii) neither the Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

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6.2.4.          On a monthly basis, using its customary reports, the Company shall provide Parent with information updated as of the end of such month that includes the following:  (a) a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means loans that are Troubled Debt Restructurings, loans on nonaccrual or non-performing status, REO, all loans thirty (30) days or more past due as to principal or interest and still accruing, and impaired loans);  (b) a schedule of all loan approvals of $250,000 or greater indicating the loan amount, loan type and other material features of the loan;  and (c) to the extent such information is not already covered by the reports mentioned previously in this section, the following reports: (i) watch list report, (ii) classified asset report, (iii) net charge-offs, (iv) loan loss reserve analysis, (v) individual asset quality write ups of nonperforming assets of $500,000 or more, and (vi) a pipeline report of pending loan approvals of $250,000 or more.

6.3.         Access to Properties and Records.

Subject to Section 12.1 hereof, the Company shall permit Parent reasonable access during normal business hours upon reasonable written notice to its properties and those of the Company Subsidiaries, and shall disclose and make available to Parent during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter the Company determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any Regulatory Authority, plans affecting employees, and any other business activities or prospects in which Parent may have a reasonable interest; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations during any such access to the Company’s property, books and records.

6.4.         Financial and Other Statements.

6.4.1.          Promptly upon receipt thereof, the Company will furnish to Parent copies of each annual, interim or special audit of the books of the Company and the Company Subsidiaries made by its independent auditors and copies of all internal control reports submitted to the Company by such auditors in connection with each annual, interim or special audit of the books of the Company and the Company Subsidiaries made by such auditors.

6.4.2.          As soon as reasonably available, the Company will furnish to Parent copies of all documents, statements and reports that it or any Company Subsidiary shall send to its shareholders or, to the extent legally permitted to do so, any Bank Regulator. As soon as reasonably available after the end of each month, the Company will deliver to Parent a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

6.4.3.          To the extent legally permitted to so, the Company will advise Parent promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of the Company or any of the Company Subsidiaries.

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6.4.4.          With reasonable promptness, the Company will furnish to Parent such additional financial data that the Company possesses and as Parent may reasonably request, including without limitation, detailed monthly financial statements (including the general ledger) and loan reports.

6.5.         Maintenance of Insurance.

The Company shall maintain, and cause each Company Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.

6.6.         Disclosure Supplements.

From time to time as necessary, but in any event, as of a date within three Business Days prior to the Effective Time, the Company will supplement or amend the Company Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule which has been rendered inaccurate thereby. Notwithstanding the foregoing, the Company shall promptly notify Parent if any representation or warranty of the Company becomes materially inaccurate but in no event more than five (5) Business Days after the Company has Knowledge of such material inaccuracy. No supplement or amendment to such Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.         Consents and Approvals of Third Parties.

The Company shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement prior to the Effective Time.

6.8.         Failure to Fulfill Conditions.

In the event that the Company determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Parent.

6.9.         Reasonable Best Efforts.

Subject to the terms and conditions herein provided, the Company agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

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6.10.        No Solicitation.

6.10.1.          From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (a) initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate the making of any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c)  release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by the Company or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Parent), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.          Notwithstanding Section 6.10.1, the Company may take any of the actions described in clause (b) of the first paragraph of Section 6.10.1 if, but only if, (a) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of the Company determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (c) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the letter agreement, dated as of April 13, 2017, by and between Parent and Raymond James, for itself an on behalf of the Company, and (d) the Board of Directors of the Company determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. The Company shall promptly provide to Parent any non-public information regarding the Company or its subsidiaries provided to any other Person that was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

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For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of the Company reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of Company Common Stock that is more favorable than the aggregate of the Merger Consideration together with the Company Special Distribution to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing and consummation of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to the Company than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.          The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.          Neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the Company Shareholders’ Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); or (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.

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6.10.5.          Notwithstanding Section 6.10.4, prior to the date of Company Shareholders’ Meeting, the Board of Directors of the Company may approve or recommend to the shareholders of the Company a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Company Subsequent Determination”) after the third (3rd) Business Day following Parent’s receipt of a notice from the Company advising Parent that the Board of Directors of the Company, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives Parent at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by Parent (provided, however, that Parent shall not be obligated to propose any such adjustments, modifications to the terms and condition of this Agreement) and after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.10.5 and will require a new notice period as referred to in this Section 6.10.5. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Board of Directors of the Company shall not change the approval of the Board of Directors of the Company for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

6.10.6.          Nothing contained in Section 6.10 shall prohibit the Company or the Board of Directors of the Company from complying with the Company’s obligations under Rules 14d-9 and 14e-2(a) (as if such rules were applicable to the Company) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Board of Directors of the Company reaffirms the Company’s Recommendation in such disclosure.

6.11.        Merger-Related Costs.

The Company agrees to consult with Parent with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications); provided, however, that neither Parent nor Parent Bank shall under any circumstance be permitted to exercise control of the Company, the Company Bank or any other Company Subsidiaries prior to the Effective Time. Parent and the Company shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Parent shall reasonably request and which are not inconsistent with GAAP; provided that no such actions shall be effected (i) until Parent shall have irrevocably certified to the Company that all conditions set forth in Article IX to the obligation of Parent to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived and (ii) more than five (5) Business Days prior to the Closing Date.

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6.12.        401(k) Plan; Other Benefit Plans.

6.12.1.          The Company shall take all necessary action to cause the Company Bank to terminate its participation in the Pentegra Defined Contribution Plan for Financial Institutions (the “Company 401(k) Plan”) and to withdraw from such plan effective no later than the day immediately prior to the Effective Time (the “Plan Withdrawal Date”). The accounts of all participants and beneficiaries in the Company 401(k) Plan shall become fully vested as of the Plan Withdrawal Date. As soon as practicable after the Plan Withdrawal Date, the account balances in the Company 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in the Parent’s 401(k) Plan and who remains employed by Parent or any Parent Subsidiary at the time his or her account balance in the Company 401(k) Plan is distributed may elect to have such account balance rolled over into Parent’s 401(k) Plan, provided that no outstanding loans under the Company 401(k) Plan may be rolled over into Parent’s 401(k) Plan. The Company shall, or shall direct the fiduciaries of the Company 401(k) Plan to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company 401(k) Plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without Parent’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.12.2.          The Company shall take all necessary corporate action to cause the Company Bank (i) to terminate its participation in the Pentegra Defined Benefit Plan for Financial Institutions and to notify Pentegra of its withdrawal from such plan effective no later than the day immediately prior to the Effective Time, and (ii) fund the estimated withdrawal liability under the Pentegra Defined Benefit Plan based on the most recently prepared estimated withdrawal analysis prepared by the plan administrator and assuming that there is no qualified successor plan.

6.12.3.          To the extent requested by Parent prior to the Closing Date, the Company shall cause Company Bank to take all necessary action to amend all Company SERPs effective no later than the day immediately prior to the Effective Time in order to include language permitting the Company SERPs to be terminated in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B). The Company shall provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company SERPs at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without Parent’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.12.4.          The Company shall cause the Company Bank to amend its vacation policy, effective January 1, 2018, so that vacation days are awarded pro rata throughout the calendar year.

6.12.5.          To the extent requested by Parent prior to the Closing Date, the Company and the Company Subsidiaries shall cooperate in good faith with Parent to amend, freeze, terminate or modify any Company Compensation and Benefit Plan not covered elsewhere in this Section 6.12 in accordance with the terms of such plan or agreement, to be effective as of or immediately prior to the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Effective Time. The Company shall provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the foregoing at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without Parent’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.13.        Anti-takeover Provisions.

The Company and the Company Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt the Company, the Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in the Company’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.

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6.14.         Shareholder Litigation.

The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement (subject to any considerations regarding attorney-client privilege), and no settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.15.         Subsidiaries.

The Company shall take all actions reasonably necessary to dissolve its Subsidiaries, other than the Company Bank, prior to the Closing Date.

6.16.         Trust Accounts.

On or prior to the Closing Date, the Company shall transfer all of its managed assets held in trust accounts to another qualified institution on such terms and conditions which are deemed mutually acceptable to Parent and the Company.

ARTICLE VII
COVENANTS OF PARENT

7.1.         Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by the Company, which consent will not be unreasonably withheld, conditioned or delayed, Parent will, and it will cause each Parent Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.         Current Information.

During the period from the date of this Agreement to the Effective Time as necessary, Parent will cause one or more of its representatives to confer with representatives of the Company and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as the Company may reasonably request. Parent will promptly notify the Company, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Parent and any Parent Subsidiary.

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7.3.         Financial and Other Statements.

Parent will make available to the Company the Securities Documents filed by it with the SEC under the Securities Laws. Parent will furnish to the Company copies of all documents, statements and reports that it or Parent Bank intends to file with any Bank Regulator with respect to the Merger. Parent will furnish to the Company copies of all documents, statements and reports that it sends to the shareholders of Parent. As soon as reasonably available after the end of each month, Parent will deliver to the Company a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with GAAP. To the extent legally permitted to do so, Parent will advise the Company promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of Parent or any of the Parent Subsidiaries.

7.4.         Disclosure Supplements.

From time to time prior to the Effective Time as necessary, Parent will supplement or amend the Parent Disclosure Schedules delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Parent Disclosure Schedule or which is necessary to correct any information in such Parent Disclosure Schedule which has been rendered inaccurate thereby. Notwithstanding the foregoing, Parent shall promptly notify the Company if any representation or warranty of Parent becomes materially inaccurate but in no event more than five (5) Business Days after Parent has Knowledge of such material inaccuracy. No supplement or amendment to such Parent Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.         Consents and Approvals of Third Parties.

Parent shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6.         Reasonable Best Efforts.

Subject to the terms and conditions herein provided, Parent agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7.         Failure to Fulfill Conditions.

In the event that Parent determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the Company.

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7.8.         Employee Benefits.

7.8.1.          Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries who become employees of Parent or a Parent Subsidiary (“Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the Parent Compensation and Benefit Plans to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Compensation and Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any Parent Stock Benefit Plan shall be at the discretion of Parent). Notwithstanding the foregoing, Parent may determine to continue any of the employee benefit plans, programs or arrangements of the Company or any of its Subsidiaries for Continuing Employees in lieu of offering participation in the Parent Compensation and Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding Parent Compensation and Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of Parent and its Subsidiaries generally. Should Parent notify the Company in advance of the Effective Time that it wishes the Company or any Company Subsidiary to terminate any Company Compensation and Benefit Plan prior to the Effective Time, the Company shall take all steps necessary to comply with such request prior to the Effective Time; provided that the Company shall have no obligation to terminate any such plan unless and until Parent shall have provided notice to the Company that all conditions set forth in Article IX to the obligation of Parent to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived. Parent shall cause each Parent Compensation and Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits, except as specifically set forth herein) under the Parent Compensation and Benefit Plans, the service of such Continuing Employees with the Company and its Subsidiaries or any predecessor thereto prior to the Effective Time; provided, however, that (i) credit for benefit accrual purposes shall be given for purposes of Parent vacation and other leave policies or programs; (ii) as of and during the six-month period following the Effective Time, the severance rights of Continuing Employees shall be governed solely by Section 7.8.5 below; and (iii) such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Continuing Employees shall retain their vacation and sick leave accrual under the Company Compensation and Benefit Plans as of the Effective Time, subject to the Company’s current carryover limitations from one calendar year to the next. This Agreement shall not be construed to limit the ability of Parent or Parent Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2.          Parent shall honor the terms of all Company Compensation and Benefit Plans set forth in Company Disclosure Schedule 4.12.1 and specifically identified on such schedule as being subject to honor by Parent.

7.8.3.          In the event of any termination of any medical, dental, health or disability plan (collectively, “health plans”) of the Company and its Subsidiaries or the consolidation of any such health plans with a corresponding health plan of Parent and its Subsidiaries, Parent shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding health plans of Parent and its Subsidiaries on the same basis as it provides coverage to employees of Parent and its Subsidiaries, provided that Parent shall cause each such plan to (a) waive any pre-existing condition restrictions or limitations to the extent such conditions are covered under the applicable health plans of the Company and its Subsidiaries, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the health plans of the Company and its Subsidiaries during the portion of the plan year prior to participation in the corresponding health plan of Parent and its Subsidiaries, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous health plan of the Company or its Subsidiaries prior to the Effective Time. Unless a Continuing Employee affirmatively terminates coverage under a health plan of the Company and its Subsidiaries prior to the time that such Continuing Employee becomes eligible to participate in the corresponding health plan of Parent and its Subsidiaries, no coverage of any of the Continuing Employees or their dependents shall terminate under any health plan of the Company and its Subsidiaries prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Parent and its Subsidiaries and their dependents. In the event of a termination or consolidation of any health plan of the Company and its Subsidiaries, terminated employees of the Company and its Subsidiaries and qualified beneficiaries will have the right to continued coverage under group health plans of Parent and its Subsidiaries in accordance with COBRA.

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7.8.4.          Parent and the Company have agreed that it is advisable to pay retention bonuses to selected employees of the Company who become Continuing Employees and remain employees through a specified date. Such retention bonuses will be payable to such persons and in such amounts as may be determined by Parent after consultation with the Company.

7.8.5.          Any Continuing Employee who is not a party to a Company SERP or an employment, consulting, change in control or severance agreement or contract providing for severance payments and whose employment is terminated by Parent or any Parent Subsidiary (other than for cause) during the six (6) month period following the Effective Time, shall be entitled to receive severance pay in an amount equal to two weeks of such employee’s base salary for each year of credited service, subject to the minimum payment hereunder to be equal to two weeks’ of base salary and the maximum payment hereunder being limited to a payment of twenty-six (26) weeks of base salary; provided however, that such terminated employee enters into a release of claims against Parent, the Surviving Corporation, the Company and their Subsidiaries and affiliates substantially in the form of Parent Disclosure Schedule 7.8.5. Subject to the execution, return and non-revocation of the release, the severance shall be paid in a lump sum payment in the later of (a) the regularly scheduled payroll cycle that immediately follows the regular payroll cycle in which the termination of employment occurred, or (b) the regularly scheduled payroll period in which the right to revoke the release expires without the employee having revoked the release. For purposes of this Section 7.8.5, “cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar violations not material in nature), “base salary” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of credited service” shall mean each full 12-month period of service from the date of hire.

7.8.6.          Concurrently herewith, (i) Parent Bank and Messrs. Paul Durand, Matthew Jeffrey and Ronald Petree have executed new employment agreements in the forms included in Parent Disclosure Schedule 7.8.6., effective as of the Effective Time and providing the terms and conditions of their continuing employment with Parent Bank following the Effective Time.

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7.9.         Directors and Officers Indemnification and Insurance.

7.9.1.          From and after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of the Company or a Company Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or a Company Subsidiary or served at the request of such party as a director, officer, employee, trustee, manager or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by the Company under the LBCA and under the Company’s articles of incorporation and bylaws or equivalent governing documents of any Company Subsidiary, as applicable, in each case as in effect on the date hereof. Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by the Company under the LBCA and under the Company’s articles of incorporation and bylaws upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices Parent) and shall deliver to Parent the undertaking referred to in the previous sentence. Without limiting the foregoing, in any case in which approval by Parent, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between Parent and the Indemnified Party. Nothing contained in Section 7.9 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of the Company may have under applicable law or regulation or Company’s articles of incorporation, bylaws or the equivalent documents of any Subsidiary of the Company, as applicable, in each case as in effect on the date hereof, which Parent agrees to honor in accordance with their terms.

7.9.2.          In the event that either Parent or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.9.

7.9.3.          Parent shall maintain, or shall cause Parent Bank to maintain, in effect for three (3) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of the Company (provided, that Parent may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend per year pursuant to this Section 7.9.3 more than one hundred percent (100%) of the annual cost currently expended by the Company with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount or alternatively Parent may either (i) request the Company obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect than the Company’s existing insurance policies as of the date hereof, in each case if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed two hundred fifty percent (250%) of the annual cost currently expended by the Company with respect to such insurance. In connection with the foregoing, the Company agrees in order for Parent to fulfill its agreement to provide directors and officers liability insurance policies for three (3) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

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7.9.4.          The obligations of Parent provided under this Section 7.9 are intended to be enforceable against Parent directly by the Indemnified Parties and their respective heirs and representatives and shall be binding on all respective successors and permitted assigns of Parent.

7.10.        Stock Listing.

Prior to the Effective Time, Parent will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of the Parent Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

7.11.        Stock Reserve.

Parent agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock to fulfill its obligations under this Agreement.

7.12.        Adverse Actions.

Neither Parent nor any Parent Subsidiary shall: (a) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

7.13.        Parent and Parent Bank Board of Directors.

Each of Parent and Parent Bank shall take all action necessary to cause each of their boards of directors to be increased by two members, effective as of the Effective Time, and to elect two of the Company’s current directors (as selected by Parent and subject to Parent’s normal policies and procedures for director nominations) (the “Company Appointees”) to the Board of Directors of each of Parent and Parent Bank, effective as of the Effective Time. The Company Appointees shall serve not less than one full three-year term, unless such person earlier resigns, dies or is removed for cause in accordance with the articles of incorporation, charter or bylaws of Parent or Parent Bank. Prior to commencing service as a director, each of the Company Appointees shall execute a non-competition and non-solicitation agreement in the form included in Parent Disclosure Schedule 7.13.

7.14.        Access to Properties and Records.

Subject to Section 12.1 hereof, for the purposes of verifying the representations and warranties of Parent and Parent Subsidiaries under this Agreement and compliance with their respective covenants and obligations hereunder, Parent shall permit the Company reasonable access during normal business hours upon reasonable written notice to its properties and those of the Parent Subsidiaries, and shall disclose and make available to the Company during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Parent determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any Regulatory Authority, plans affecting employees, and any other business activities or prospects in which the Company may have a reasonable interest; provided, however, that the Parent shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person, would result in the waiver by it of the privilege protecting communications between it and any of its counsel, or is otherwise prohibited by law or contractual agreement. The Company shall use commercially reasonable efforts to minimize any interference with the Parent’s regular business operations during any such access to the Parent’s property, books and records.

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ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.         Shareholder Meetings.

8.1.1.          The Company will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, to approve termination of the Company Shareholders’ Agreement as of the Effective Time, and for such other purposes as may be, in the Company’s reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Company shareholders (the “Company Recommendation”). Subject to Section 6.10.5, the Board of Directors of the Company shall use its commercially reasonable best efforts to obtain from the shareholders of the Company the required vote to approve the Merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement-Prospectus) that they adopt and approve this Agreement and the transactions contemplated hereby.

8.1.2.          Parent will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders’ Meeting”), for the purpose of considering this Agreement and the issuance of additional shares of Parent Common Stock in the Merger, and for such other purposes as may be, in Parent’s reasonable judgment, necessary or desirable, and (b) have its Board of Directors recommend approval to the Parent’s shareholders of this Agreement and the issuance of additional shares of Parent Common Stock in the Merger.

8.1.3.          Parent or the Company shall adjourn or postpone the Parent Shareholders’ Meeting or Company Shareholders’ Meeting, as applicable, if, as of the time for which such meeting is originally scheduled there are insufficient shares of such entity’s capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent or the Company, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the vote required to approve this Agreement and the transactions contemplated hereby; provided, however that no more than one adjournment for a period of not more than 30 days shall be required hereby. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Shareholders’ Meeting and Parent Shareholders’ Meeting shall be convened for the purposes set forth in this Section 8.1, and nothing contained herein shall be deemed to relieve the Company or Parent of such obligation.

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8.2.         Joint Proxy Statement-Prospectus.

8.2.1.          For the purposes (x) of registering Parent Common Stock to be offered to holders of Company Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, Parent shall draft and prepare, and the Company shall cooperate in the preparation of, the Merger Registration Statement, including a joint proxy statement of the Company and Parent, and a prospectus of Parent satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Company shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Joint Proxy Statement-Prospectus”. Parent shall file the Merger Registration Statement, including the Joint Proxy Statement-Prospectus, with the SEC. Each of Parent and the Company shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Parent and the Company shall thereafter promptly mail the Joint Proxy Statement-Prospectus to their respective shareholders. Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

8.2.2.          The Company shall provide Parent with any information concerning itself that Parent may reasonably request in connection with the drafting and preparation of the Joint Proxy Statement-Prospectus, and Parent shall notify the Company promptly of the receipt of any comments of the SEC with respect to the Joint Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Company promptly copies of all correspondence between Parent or any of their representatives and the SEC. Parent shall give the Company and its counsel reasonable opportunity to review and comment on the Joint Proxy Statement-Prospectus prior to its being filed with the SEC and shall give the Company and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Joint Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Parent and the Company agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Joint Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of each of Parent Common Stock and Company Common Stock entitled to vote at their respective shareholders’ meetings at the earliest practicable time.

8.2.3.          Parent and the Company shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the Company shall cooperate with Parent in the preparation of a supplement or amendment to such Joint Proxy Statement-Prospectus that corrects such misstatement or omission, and Parent shall file an amended Merger Registration Statement with the SEC, and each party shall mail an amended Joint Proxy Statement-Prospectus to its respective shareholders.

8.3.         Regulatory Approvals.

Each of Parent and the Company will cooperate with the other and use all reasonable efforts to promptly prepare and file all necessary documentation and all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators (with all applicable filings to Bank Regulators to be made within 20 Business Days of the date of this Agreement) and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Parent and the Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Parent or the Company to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.

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ARTICLE IX
CLOSING CONDITIONS

9.1.         Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.          Shareholder Approvals. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of each of the Company and Parent, and the Company’s shareholders shall have approved the termination of the Company Shareholders’ Agreement (effective as of the Effective Time) by the requisite vote.

9.1.2.          Orders and Prohibitions. None of Parent, the Company or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.          Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Parent, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Parent and the Company or materially impair the value of the Company to Parent.

9.1.4.          Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Parent Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.          Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Parent shall have received an opinion of Silver, Freedman, Taff & Tiernan LLP, and the Company shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, each reasonably acceptable in form and substance to Parent and the Company, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.5, the law firms may require and rely upon customary representations contained in certificates of officers of Parent and the Company and their respective Subsidiaries.

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9.1.6.          Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.2.         Conditions to the Obligations of Parent under this Agreement.

The obligations of Parent under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:

9.2.1.          Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date); provided, however, that the representations and warranties in Sections 4.11.4 and 4.16 shall be true and correct in all material respects and provided, further, none of the Company’s MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and the Company shall not be deemed to have breached any Company MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). The Company shall have delivered to Parent a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Effective Time.

9.2.2.          Agreements and Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect dated as of the Closing Date.

9.2.3.          Dissenters’ Rights. Holders of no more than ten percent (10.0%) of the issued and outstanding shares of the Company shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 3.2.9 hereof prior to the Closing Date.

9.2.4.          No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to the Company or the Company Bank.

The Company will furnish Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Parent may reasonably request.

9.3.         Conditions to the Obligations of the Company under this Agreement.

The obligations of the Company under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.3 at or prior to the Closing Date:

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9.3.1.          Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of Parent MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and Parent shall not be deemed to have breached any Parent MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). Parent shall have delivered to the Company a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent as of the Effective Time.

9.3.2.          Agreements and Covenants. Parent shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.

9.3.3.          Payment of Merger Consideration. Parent shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date.

9.3.4.          No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Parent or Parent Bank.

Parent will furnish the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as the Company may reasonably request.

ARTICLE X
THE CLOSING

10.1.         Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 10:00 a.m. on the Closing Date, or at such other place or time upon which Parent and the Company mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 1:00 p.m. on the Business Day prior to the Closing Date.

10.2.         Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Parent and the Company the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof. At or prior to the Closing, Parent shall have delivered the Merger Consideration as set forth under Section 9.3.3 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.         Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Parent or the Company:

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11.1.1.          At any time by the mutual written agreement of Parent and the Company;

11.1.2.          By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by the Company) or Section 9.3.1 (in the case of a breach of a representation or warranty by Parent);

11.1.3.          By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by the Company) or Section 9.3.2 (in the case of a breach of covenant by Parent);

11.1.4.          At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Parent and the Company; provided that no party may terminate this Agreement pursuant to this Section 11.1.4 in the event that any action or failure to act by such party has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

11.1.5.          By the Board of Directors of either party if (a) the shareholders of the Company shall have voted at the Company Shareholders’ Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (b) the shareholders of Parent shall have voted at the Parent Shareholders’ Meeting as contemplated by this Agreement and such vote shall not have been sufficient to approve this Agreement and the issuance of additional shares of Parent Common Stock in the Merger;

11.1.6.          By the Board of Directors of either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.          By the Board of Directors of Parent if the Company has received a Superior Proposal and the Board of Directors of the Company has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdrawn the Company Recommendation, failed to make the Company Recommendation or modified or qualified the Company Recommendation in a manner adverse to the Company;

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11.1.8.          By the Board of Directors of the Company if the Company has received a Superior Proposal and the Board of Directors of the Company has made a determination to accept such Superior Proposal.

11.2.         Effect of Termination.

11.2.1.          In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.          If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)         Except as otherwise expressly provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)         In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)         As a condition of Parent’s willingness, and in order to induce Parent, to enter into this Agreement, and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company hereby agrees to pay Parent, and Parent shall be entitled to payment of an amount equal to $3,500,000 (the “Termination Fee”). The Termination Fee shall be paid within three (3) Business Days after written demand for payment is made by Parent, following the occurrence of any of the events set forth below:

(i)          The Company terminates this Agreement pursuant to Section 11.1.8 or Parent terminates this Agreement pursuant to Section 11.1.7; or

(ii)         The entering into a definitive agreement by the Company relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving the Company within twelve (12) months after the occurrence of any of the following: (a) the termination of the Agreement by Parent pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by the Company; or (b) the failure of the shareholders of the Company to approve this Agreement after the public disclosure of an Acquisition Proposal (which has not been withdrawn) that has been made known to senior management of the Company or has been made directly to its shareholders generally.

(D)         The right to receive the Termination Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Parent against the Company and its Subsidiaries and their respective officers and directors with respect to a termination under such Section 11.2.2(C) above. The Company acknowledges that the agreements contained in Section 11.2.2(C) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due under Section 11.2.2(C), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in Section 11.2.2(C), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2.2(C) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.

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11.3.         Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Parent and the Company), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company or the issuance of additional shares of Parent Common Stock in the Merger by the shareholders of Parent, no amendment to this Agreement may be made which under applicable law or the applicable listing and corporate governance rules and regulations of the Nasdaq further approval by the shareholders of the Company or Parent is required, unless such further shareholder approval is so obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
MISCELLANEOUS

12.1.         Confidentiality.

Each party shall, and shall cause its representatives, advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

12.2.         Public Announcements.

Parent and the Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law or the applicable listing and corporate governance rules and regulations of Nasdaq, neither Parent nor the Company shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been approved by the other party (which approval shall not be unreasonably withheld, conditioned or delayed).

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12.3.         Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.         Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier or given by email, addressed as follows:

If to Parent, to:	President and Chief Executive Officer Home Bancorp, Inc. 503 Kaliste Saloom Road Lafayette, Louisiana 70508 Fax: (337) 264-9280
With required copies (which shall not constitute notice) to:	Hugh T. Wilkinson, Esquire Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, DC 20007 Fax: (202) 337-5502
If to the Company, to:	Guy M. Labbé Chief Executive Officer St. Martin Bancshares, Inc. 301 South Main Street St. Martinville, Louisiana 70582 Fax: (337) 394-7831
With required copies (which shall not constitute notice) to:	Geoffrey S. Kay, Esquire Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 Fax: (512) 583-5940

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand or facsimile (if delivered prior to 4:00 p.m. Central Standard Time on such date or the next succeeding Business Day, if delivered thereafter); (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.

12.5.         Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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12.6.         Complete Agreement.

This Agreement, including the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

12.7.         Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.         Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.         Governing Law.

This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to its principles of conflicts of laws.

12.10.        Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All documents and information set forth in the Parent’s Securities Documents shall be deemed to have been “made available” or “provided” to the Company. All documents and information included in the virtual data room of a party prior to the date hereof shall be deemed to have been “made available” or “provided” to the other party.

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12.11.        Specific Performance; Jurisdiction.

12.11.1.          The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Western District of Louisiana or in any state court located in the State of Louisiana, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive any defense that a remedy at law would be adequate and any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining specific performance relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Western District of Louisiana or of any state court located in the State of Louisiana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Western District of Louisiana or any state court located in the State of Louisiana.

12.11.2.          Each party hereto acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial jury in respect of any claim directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby. Each party hereto certifies and acknowledges that: (i) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any proceeding, seek to enforce either of such waivers; (ii) it understands and has considered the implications of such waivers; (iii) it makes such waivers voluntarily; and (iv) it has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 12.11.2.

[Signature page follows]

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IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Home Bancorp, Inc.

By:	/s/ John W. Bordelon
Name:	John W. Bordelon
Title:	President and Chief Executive Officer

St. Martin Bancshares, Inc.

By:	/s/Guy M. Labbé
Name:	Guy M. Labbé
Title:	Chief Executive Officer

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EXHIBIT A

AGREEMENT OF MERGER

This Agreement of Merger (this “Agreement of Merger”), dated as of ____________, 2017, is made by and between Home Bank, National Association, a national bank (“Parent Bank”), and St. Martin Bank & Trust Company, a Louisiana chartered bank (“Company Bank”).

WITNESSETH:

WHEREAS, Parent Bank is a wholly owned subsidiary of Home Bancorp, Inc., a Louisiana corporation (“Parent”);

WHEREAS, Company Bank is a wholly owned subsidiary of St. Martin Bancshares, Inc., a Louisiana corporation (the “Company”);

WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of August 23, 2017 (the “Parent Merger Agreement”), which sets forth the terms and conditions under which the Company will merge with and into Parent (the “Parent Merger”);

WHEREAS, Parent Bank and Company Bank (collectively, the “Merging Institutions”) desire to merge on the terms and conditions set forth herein immediately subsequent to the effective time of the Parent Merger (the “Bank Merger”); and

WHEREAS, this Agreement of Merger has been approved by the unanimous written consent of each of Parent and the Company as the sole shareholders of Parent Bank and Company Bank, respectively.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.        The Bank Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time, as defined in Section 2 hereof, Company Bank shall be merged with and into Parent Bank in accordance with 12 U.S.C. Section 215a and Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)). Parent Bank shall be the surviving institution (the “Surviving Bank”) in the Bank Merger and shall continue to be governed by the laws of the United States of America and the regulations of the Office of the Comptroller of the Currency (“OCC”).

2.        Effective Time. The Bank Merger shall become effective on _________ __, 2017 at __:__ __.m., subject to (i) the satisfaction or, to the extent permitted by applicable law, the waiver of the closing conditions set forth in Article IX of the Parent Merger Agreement, and (ii) receipt of all necessary approvals or non-objections from the OCC and all other necessary Regulatory Approvals from any Bank Regulator. The time that the Bank Merger shall become effective is hereinafter referred to as the “Effective Time.”

3.        Articles of Association and Bylaws. The Articles of Association and Bylaws of Parent Bank shall be the Articles of Association and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.        Name; Offices. The name of the Surviving Bank shall be “Home Bank, National Association.” The home office of the Surviving Bank shall be the home office of Parent Bank immediately prior to the Effective Time. The home office of Company Bank and all branch offices of Parent Bank and Company Bank which are in lawful operation as of the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices of Parent Bank or Company Bank which may be authorized by the OCC or the Louisiana Office of Financial Institutions (“OFI”), respectively, after the date hereof.

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5.        Directors and Executive Officers. Upon consummation of the Bank Merger, the persons serving as directors of Parent Bank immediately prior to the Effective Time together with the Company Appointees elected pursuant to Section 7.13 of the Parent Merger Agreement shall be the directors of the Surviving Bank. The executive officers of Parent Bank immediately prior to the Effective Time shall be the executive officers of the Surviving Bank. Directors and officers of the Surviving Bank shall serve for such terms as are specified in the Articles of Association and Bylaws of the Surviving Bank.

6.        Representations and Warranties. Each of Parent Bank and Company Bank represents and warrants that this Agreement of Merger has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

7.        Effects of the Bank Merger.

Upon consummation of the Bank Merger, and in addition to the effects under applicable law, all assets of the Merging Institutions as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the Merging Institutions existing as of the Effective Time. The Surviving Bank without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by Parent Bank and the Company Bank, respectively. The Surviving Bank shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Parent Bank and the Company Bank immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Parent Bank and the Company Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of account or records of either Parent Bank and the Company Bank. Deposit accounts shall be deemed issued in the name of the Surviving Bank in accordance with applicable OCC and FDIC regulations. All rights of creditors and other obligees and all liens on property of either Parent Bank or the Company Bank shall be preserved, shall be assumed by the Surviving Bank and shall not be released or impaired. Parent, as the sole shareholder of the Surviving Bank, shall possess all the voting rights with respect to the shares of stock of the Surviving Bank.

8.        Effect on Shares of Stock.

(a)        The authorized capital stock at the Parent Bank currently is, and upon the Effective Time the authorized capital stock of the Surviving Bank will be, 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding as of the date hereof. Each share of Parent Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)        At the Effective Time, each share of Company Bank common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger and without any action on the part of Parent Bank, or the holder thereof, be cancelled. No shares of capital stock of Parent Bank, or any other consideration shall be issuable or exchangeable with respect to shares of Company Bank common stock.

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9.        Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Company Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, Company Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Company Bank or otherwise to take any and all such action.

10.        Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

11.        Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Louisiana, except as otherwise provided by the laws of the United States.

12.        Amendment. This Agreement of Merger may be amended, modified or supplemented only by written agreement of Parent Bank and Company Bank at any time prior to the Effective Time.

13.        Waiver. Subject to applicable law, any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of each such party.

14.        Successors and Assigns. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.        Termination. This Agreement of Merger shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms. This Agreement of Merger also may be terminated at any time prior to the Effective Time by mutual consent of Parent Bank and Company Bank in a written instrument, if and to the extent authorized by the respective Boards of Directors of Parent Bank and Company Bank. In the event of the termination of this Agreement of Merger as provided in this Section 15, this Agreement of Merger shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Agreement of Merger on the part of any of the parties hereto or any of their respective directors, officers or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement of Merger.

16.        Conditions Precedent. The obligations of the parties under this Agreement of Merger to consummate the Bank Merger shall be subject to: (i) the approval of this Agreement of Merger by the affirmative vote of the sole shareholder of each of Parent Bank and Company Bank at meetings of shareholders duly called and held (or by consent or consents in lieu thereof); (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the OCC; (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger and (iv) consummation of the Parent Merger in accordance with the terms and conditions of the Parent Merger Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of Parent Bank and Company Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers as of the date first above written.

HOME BANK, NATIONAL ASSOCIATION

Attest:

By:
Name:	Richard J. Bourgeois		Name:	John W. Bordelon
Title:	Secretary		Title:	President and Chief Executive Officer

ST. MARTIN BANK & TRUST COMPANY
Attest:

By:
Name:	Name:	Guy M. Labbe
Title:	Title:	Chief Executive Officer

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EXHIBIT B

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (the “Agreement”), dated as of August 23, 2017, by and between ________________, a shareholder (“Shareholder”) of St. Martin Bancshares, Inc., a Louisiana corporation (the “Company”), and Home Bancorp, Inc., a Louisiana corporation (the “Parent”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, the Company and Parent are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which the Company will merge with and into Parent (the “Merger”); and

WHEREAS, Annex I hereto sets forth all shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) over which the Shareholder has beneficial ownership (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including upon any exercise of outstanding options to acquire shares of Company Common Stock, being referred to as the “Shares”); and

WHEREAS, in order to induce the Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of the Company, Shareholder shall:

(i)     appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)     vote (or cause to be voted), in person or by proxy, all the Shares, (x) in favor of adoption and approval of the Merger Agreement and in favor of any resolution to take any action which is reasonably necessary to consummate the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company, contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement. Except as set forth in this clause (ii), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company.

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2. No Transfers. After the date hereof and prior to the meeting of the Company’s shareholders held to consider and vote upon approval of the Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such Shareholder, and (v) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. Shareholder agrees that the Company shall not be bound by any attempted sale of Shares, and the Company’s transfer agent shall be given appropriate stop transfer instructions and shall not register any such attempted sale, unless the sale has been effected in compliance with the terms of this Agreement.

3. Non-Solicitation; Nondisparagement.

A.  Shareholder hereby covenants and agrees that, for a period commencing on the Closing Date and terminating on the second anniversary of the Closing Date (the “Restricted Period”), he shall not within the following parishes in the State of Louisiana: Lafayette; St. Martin; Acadia; Jefferson Davis; Vermillion; Calcasieu; and Iberia, directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Parent’s prior written consent (other than for the benefit of Parent or its Affiliates), solicit, call upon, communicate with or attempt to communicate (whether by mail, telephone, electronic mail, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Company or any of its Affiliates) with any Person that is or was a customer of the Company during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to the commercial, retail or community banking business or interfere with or damage (or attempt to interfere with or damage) any relationship between the Surviving Corporation or its Affiliates and any such customers.

B.  Shareholder covenants and agrees that during the Restricted Period, he shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without the prior written consent of Parent, solicit or induce, or cause others to solicit or induce, for employment or engagement, any employee of the Surviving Corporation or its Affiliates (excluding general solicitations of the public that are not based on any list of, or directed at, employees of the Surviving Corporation or its Affiliates).

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C.  During the Restricted Period, Shareholder covenants and agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Surviving Corporation or any of its Affiliates, any Disparaging (defined below) remarks, comments or statements concerning the Surviving Corporation or any of its Affiliates, or any of their respective present and former members, partners, directors, officers, employees or agents. For the purposes of this provision, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged. Notwithstanding the foregoing, this paragraph does not apply to (i) any truthful testimony, pleading, or sworn statements in any legal proceeding; or (ii) attorney-client communications.

D.  Nothing contained in this Agreement limits the Shareholder’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Financial Institutions of the State of Louisiana, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Parent, the Company or any of their respective subsidiaries (the “Government Agencies”). The Shareholder further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Parent, the Company or any of their respective subsidiaries. This Agreement does not limit the Shareholder’s right to receive an award for information provided to any Government Agency.

E.  The Shareholder acknowledges and agrees that the business conducted by Parent, the Company and their respective Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 3 are made as a necessary inducement for Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Shareholder and Parent each consider the restrictions contained in this Section 3 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3 is unenforceable against any party, the provisions of this Section 3 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

4. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D. Ownership of Shares. Shareholder (or an affiliate of Shareholder) is the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of the Shares as of the date hereof, and, except as set forth on Annex I hereto and arising hereunder, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

5. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

6. Term of Agreement; Termination.

A. The term of this Agreement shall commence on the date hereof.

B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms; provided, however, that if the Closing of the Merger occurs, the provisions of Section 3 of this Agreement shall survive until the end of the Restricted Period. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

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7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8. Notices. Notices may be provided to Parent and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.

9. Miscellaneous.

A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a beneficial owner of shares, and, notwithstanding anything to the contrary in this Agreement, no covenant contained herein shall apply to Shareholder acting in his or her capacity as a director, officer or employee of the Company or in any other fiduciary capacity, including, for the avoidance of doubt and without limitation, any participation by Shareholder acting in his capacity as a director of the Company when considering any Superior Proposal and making any determinations or recommendations with respect to Sections 6.10 or 11.1.8 of the Merger Agreement. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

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E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Louisiana, without reference to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HOME BANCORP, INC.

By:
Name: John W. Bordelon
Title: President and Chief Executive Officer

SHAREHOLDER

Name:_____________________

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ANNEX I

SHAREHOLDER AGREEMENT

Name and Address of Shareholder	Shares of St. Martin Bancshares, Inc. Common Stock Beneficially Owned (exclusive of unexercised options)

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